AMENDMENT TO STANDARD INDUSTRIAL/COMMERCIAL MULTI-TENANT LEASE – GROSS

This Amendment (the "Amendment"), dated April 6, 2009, is made between EDWARD A. MONEY, Trustee of the MONEY FAMILY TRUST, dated February 21, 1991 ("Lessor"), and SPORT SUPPLY GROUP, INC., f.k.a. COLLEGIATE PACIFIC, INC., a Delaware corporation ("Lessee").

RECITALS

A. This Amendment is made to that certain Standard Industrial/Commercial Multi-Tenant Lease – Gross (the "Lease"), dated for reference purposes only May 21, 2004, between Lessor and Lessee, which was then known as Collegiate Pacific, Inc., a Delaware corporation, and which is attached hereto as Exhibit "A." The Lease provides that Lessor shall lease to Lessee that certain portion of the multi-tenant industrial/commercial building (the "Building") located at 1180 California Street, Suite A, in the City of Corona, County of Riverside, State of California (the "Premises").

B. On June 30, 2007, Lessee caused to be effected the merger of Sport Supply Group, Inc. ("Old SSG"), with and into Lessee, which was then known as Collegiate Pacific, Inc. (the "Merger"). On June 30, 2007, Lessee changed its name to Sport Supply Group, Inc. (the "Name Change;" collectively with the Merger, the "Corporate Changes").

C. The Original Term of the Lease expires on August 14, 2009. The Lease grants Lessee the right to extend the term of the Lease for one (1) additional term of sixty (60) months. However, Lessor and Lessee have negotiated and agreed to extend the term of the Lease for a period of thirty-eight (38) months on, and subject to, the terms set forth herein.

D. Lessor and Lessee now desire to amend and supplement certain terms of the Lease as set forth herein.

AGREEMENT

1. Extended Term. The extended term of the Lease ("Extended Term") shall be thirty-eight (38) months commencing on August 15, 2009 ("Extended Term Commencement Date"), and expiring on October 14, 2012 ("Extended Term Expiration Date"). Without limiting Lessee's options to further extend the term of the Lease pursuant to Paragraph 2 of this Amendment, Lessee hereby waives its right to extend the term of the Lease for months thirty-nine (39) through sixty (60), as provided in subparagraph 58(A) of the Lease.

2. Options to Extend. Subject to the terms and conditions of the Lease (except as such terms and conditions may be inconsistent with this Paragraph), including without limitation Paragraph 58 thereof, Lessee shall have the option to extend the Lease for two (2) terms of three (3) years each beyond the Extended Term Expiration Date (each such extended term shall be referred to herein as an "Additional Term"). The procedure for and time periods within which

Lessee must give notice of its election to exercise any option granted herein, and all other provisions, conditions, and restrictions regarding same, shall be as set forth in the Lease, including without limitation Paragraph 58 thereof.

3. Base Rent.

a. Extended Term. Base Rent during the Extended Term shall be as indicated below:

Months of Extended Term	Monthly Base Rent
1-2	$0.00
3-14	$12,950.00
15-26	$13,340.00
27-38	$13,740.00

b. Additional Term(s). On the first day of each year of any Additional Term, the first such day being October 15, 2012 (if Lessee elects pursuant to Paragraph 2), the Base Rent shall be increased for that year by three percent (3%) per year over the Base Rent for the immediately preceding year. Thus, and by way of illustration only, the Base Rent for the first year of the first Additional Term, commencing on October 15, 2012, is $14,152.20. Subparagraph 58(A)(II) of the Lease shall be, and hereby is, deleted in its entirety and the Base Rent for any Additional Term shall be determined as set forth in this subparagraph (b).

4. Lessor Improvements. Before August 15, 2009, Lessor, at Lessor's sole expense, shall repair the roof leaks existing at the Premises as of the date hereof and repair or slurry coat, in Lessor's sole discretion, the parking areas in the Common Areas. If, during the Extended Term or any Additional Term, it is reasonably determined that the roof and the HVAC equipment of the Premises have reached the end of their useful lives, then Lessor, at Lessor's sole expense, shall replace the roof and the HVAC equipment of the Premises, as applicable. In no event shall Lessor's obligations under this Paragraph 4 impose on Lessor a higher standard of maintenance and care with respect to the Premises than Lessor is required to meet under the terms of the Lease. Any increases in Real Property Taxes as a result of the replacement of the roof or HVAC equipment of the Premises pursuant to this Paragraph 4 shall be borne as set forth in Paragraph 10 of the Lease, notwithstanding any provision hereof to the contrary.

5. Broker's Fees. Lessor shall pay Lessee's broker, CRESA Partners-West, Inc. (Wes Hunnicutt and Jeff Cecil) ("Lessee's Broker"), a commission of three percent (3%) of the total amount of the Base Rent to be paid during the Extended Term as set forth in paragraph 3(a) above (which payment is calculated to be Fourteen Thousand Four Hundred Ten and 80/100 Dollars ($14,410.80)), such commission to be paid no later than thirty (30) days after the date on which the last party to this Amendment executes same. In no event shall Lessor be liable for any commission to Lessee's Broker with respect to any amount of Base Rent paid or any other payment made to Lessor by Lessee during any Additional Term. Lessor's broker with respect to this Amendment is NAI Capital (David Knowlton) ("Lessor's Broker"). Each of Lessor and Lessee represents and warrants to the other that they have not dealt with any real estate broker or

any other party in connection with the leasing of the Premises or this Amendment to the Lease other than Lessee's Broker, which broker represents Lessee, and Lessor's Broker, which represents Lessor. Should any other person or entity assert a claim to a finder's fee, brokerage commission or other compensation on account of alleged employment as a finder or broker or performance of services as a finder or broker in connection with this transaction, the party under whom the finder or broker is claiming shall indemnify and hold the other party harmless from and against any such claim and all costs, expenses, and liabilities incurred in connection therewith, including, but not limited to, attorneys' fees, witness fees, and court costs.

6. Construction. The Lease is supplemented and amended in each and all of the respects set forth in this Amendment. In the event of any conflict between the printed portions or other portions of the Lease and the Amendment, the Amendment shall prevail. Except as expressly modified or amended by this Amendment, the Lease shall remain in full force and effect and all terms of the Lease not expressly modified or amended by this Amendment shall remain the same and shall govern the relationship of the parties hereto. Any capitalized term not defined herein shall be given the meaning assigned to it in the Lease.

7. Corporate Changes. Lessee represents and warrants to Lessor that the Corporate Changes occurred as stated in Recital B, that Lessee is the same corporation that entered into the Lease, that Lessee is the lessee, or proper successor of the lessee, under the Lease, that Lessee is, and hereby confirms its intent to be, bound by the terms of the Lease the same as if the Corporate Changes had not occurred, and that Lessee has lawful authority to enter into this Amendment and to do all that is contemplated by this Amendment and by the Lease. Each person executing this Amendment on behalf of Lessee represents and warrants that Lessee is a duly authorized and existing corporation, that Lessee has lawful authority to enter into this Amendment and to do all that is contemplated by this Amendment and by the Lease, and that each person signing this Amendment on behalf of Lessee is authorized to do so.

8. Successor and Assigns. This Amendment shall be binding upon and inure to the benefit of the successors and assigns of the respective parties hereto.

9. Recitals. The Recitals are hereby incorporated into the body of this Amendment.

10. Counterparts. This Amendment may be executed in counterparts, all of which shall be deemed originals and constitute but one and the same instrument.

[*Signatures on Following Page*]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

"LESSOR":

MONEY FAMILY TRUST,
dated February 21, 1991

By: Edward A. Money
EDWARD A. MONEY
Its: Trustee
April 29, 2009

"LESSEE":

SPORT SUPPLY GROUP, INC.,
a Delaware corporation

By: [signature]
Adam Blumenfeld
Its: Chief Executive Officer